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                                                                 EXHIBIT 21.1
                           SUBSIDIARIES OF REGISTRANT


DELANO TECHNOLOGY CORPORATION
    Delano Technology Inc. (United States)
    Delano Technology International SRL (Barbados)
    Delano Technology Europe Limited (United Kingdom)
    Delano Technology Netherlands B.V. (Netherlands)
    1397348 Ontario Limited (Ontario, Canada)